UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 6, 2008 (February 5, 2008)

Aircastle Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(203) 504-1020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -- Registrant's Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

The description of the 2008-A Credit Agreement and other matters set forth in Item 2.03 of this Current Report on Form 8-K are incorporated herein by reference.

Section 2 -- Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

General.    On February 5, 2008, a subsidiary of Aircastle Limited, or Aircastle, entered into a senior secured credit agreement, which we refer to as the 2008-A Credit Agreement, with JPMorgan Chase Bank, N.A. and Calyon New York Branch.  The 2008-A Credit Agreement provides for loans in an aggregate amount of up to $300.0 million, with borrowings under this credit facility being used to finance up to the lesser of (a) 65% of the purchase price of the aircraft secured under the facility and (b) 70% of the maintenance-adjusted current market value of the aircraft secured under the facility, as determined by an appraiser.  The 2008-A Credit Agreement specifies the 38 aircraft eligible to be financed under the facility, including the majority of the aircraft which our affiliated companies own or are committed to acquire in the next six months and which are not financed in our existing securitization transactions.

Maturity Date.    Loans under the 2008-A Credit Agreement mature on August 4, 2008 or, if the borrower exercises its extension option, which we refer to as the Extension Option, then on February 3, 2009.  We refer to the period from August 4, 2008 to February 3, 2009 as the Extension Period. In addition, the 2008-A Credit Agreement provides for an accelerated maturity date which would occur on the date falling 180 days after the initial closing of a future long-term debt financing by Aircastle or one if its subsidiaries of $300.0 million or more (in a single transaction or series of related transactions), which we refer to as a Long-Term Debt Financing.

Commitment Period.    Subject to compliance with customary conditions precedent and eligibility requirements, loans are generally available under the 2008-A Credit Agreement during the period from February 5, 2008 until the initial closing of a Long-Term Debt Financing or, if earlier, upon maturity of all loans made under the 2008-A Credit Agreement.  Amounts repaid under the 2008-A Credit Agreement may not be re-borrowed.

Interest Rate and Fees.    Borrowings under the 2008-A Credit Agreement bear interest (a) in the case of loans with an interest rate based on the applicable base rate, or the ABR, the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, or the EDR, the EDR plus an applicable margin. The applicable margin with respect to ABR borrowings is 0.50% per annum, increasing to 1.50% per annum during the Extension Period.  The applicable margin with respect to EDR borrowings is 1.50% per annum, increasing to 2.50% per annum during the Extension Period.  Additionally, we are subject to a 0.25% per annum fee, increasing to 0.375% per annum fee during the Extension Period, on any unused portion of the total committed facility.  We are also required to pay customary agency fees.

The ABR is determined by reference to the higher of (i) the prime rate of JPMorgan Chase Bank, N.A. and (ii) the federal funds rate plus 0.50%. The EDR is determined by reference to one-month LIBOR adjusted for any Federal Reserve Bank reserve requirements.  We expect that interest on loans under the 2008-A Credit Agreement will generally be based on the EDR.

Prepayment.    Advances under the 2008-A Credit Agreement may be prepaid without penalty upon notice, subject to certain conditions and to the payment of expenses, if any.  Mandatory prepayments of borrowings under the 2008-A Credit Agreement are required, among other reasons, upon the sale, event of loss or refinancing of any aircraft financed under the 2008-A Credit Agreement.

Guarantors.    All obligations of each borrower under the 2008-A Credit Agreement are unconditionally guaranteed by each borrowing affiliate (as defined therein), each subsidiary of a beneficiary and the other borrowers under the facility, but not by Aircastle.

Collateral.    Borrowings under the 2008-A Credit Agreement are secured by first priority perfected security interests in and pledges or assignments of equity ownership and beneficial interests in the borrowers and their affiliated entities, as well as by the borrowers' interests in aircraft leases.

Covenants.    The 2008-A Credit Agreement contains covenants broadly similar to the ones contained in our $1.0 billion senior secured credit facility, which we refer to as Amended Credit Facility No. 2.  A violation of any of these covenants could result in a default under the 2008-A Credit Agreement, which could result in termination of all commitments and early maturity of loans under the 2008-A Credit Agreement, as well as result in a cross-default to our other credit facilities.

The foregoing summary of certain provisions of the 2008-A Credit Agreement is qualified in its entirety by reference to the complete 2008-A Credit Agreement attached as Exhibit 10.1 hereto and incorporated herein by reference. A copy of the press release announcing the execution by Aircastle of the 2008-A Credit Agreement is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)        Exhibits

10.1      Credit Agreement (2008-A), dated as of February 5, 2008, by and among Aircastle Investment Holdings 3 Limited and certain Borrowing Affiliates, as Borrowers, JPMorgan Chase Bank, N.A. and Calyon New York Branch, as Lenders, JPMorgan Chase Bank, N.A., as Agent, and J.P. Morgan Securities Inc. and Calyon New York Branch, as Joint Lead Arrangers

99.1      Press Release dated February 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED (Registrant)

/s/ David Walton
David Walton
Chief Operating Officer, General Counsel and Secretary

Date: February 6, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1
Credit Agreement (2008-A), dated as of February 5, 2008, by and among Aircastle Investment Holdings 3 Limited and certain Borrowing Affiliates, as Borrowers, JPMorgan Chase Bank, N.A. and Calyon New York Branch, as Lenders, JPMorgan Chase Bank, N.A., as Agent, and J.P. Morgan Securities Inc. and Calyon New York Branch, as Joint Lead Arrangers

99.1	Press Release dated February 5, 2008